SCHEDULE 14A
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COGNEX CORPORATION
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COGNEX CORPORATION

NOTICE OF SPECIAL MEETING IN LIEU OF
THE 2009 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 23, 2009

To the Shareholders:

A Special Meeting of the Shareholders of COGNEX CORPORATION in lieu of the 2009 Annual Meeting of Shareholders will be held on Thursday, April 23, 2009, at 10:00 a.m., local time, at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts, for the following purposes:

1.	To elect three Directors, each to serve for a term of three years, all as more fully described in the proxy statement for the meeting.

2.	To consider and act upon any other business which may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on February 27, 2009 as the record date for the meeting. All shareholders of record on that date are entitled to receive notice of and to vote at the meeting.

The proposal for the election of Directors relates solely to the election of three Directors nominated by the Board of Directors and does not include any other matters relating to the election of Directors, including, without limitation, the election of Directors nominated by any shareholder of Cognex Corporation.

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET, OR BY COMPLETING AND RETURNING A PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY OR YOU MAY WITHDRAW YOUR PROXY AT THE MEETING AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors

Anthony J. Medaglia, Jr., Secretary

Natick, Massachusetts
March 11, 2009

Important

Please note that due to security procedures, you will be required to show a form of picture identification to gain access to the offices of Goodwin Procter LLP. Please contact the Cognex Department of Investor Relations at (508) 650-3000 if you plan to attend the meeting.

PROXY STATEMENT

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Cognex Corporation for use at the Special Meeting in lieu of the 2009 Annual Meeting of Shareholders to be held on Thursday, April 23, 2009, at 10:00 a.m., local time, at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts, and at any adjournments or postponements of that meeting. This proxy statement is first being made available to our shareholders on or about March 11, 2009.

Cognex’s principal executive offices are located at One Vision Drive, Natick, Massachusetts 01760, and our telephone number is (508) 650-3000.

VOTING PROCEDURES

Voting and Quorum

The holders of a majority in interest of our common stock outstanding on the record date for the meeting are required to be present in person or be represented by proxy at the meeting in order to constitute a quorum for the transaction of business. The election of a nominee for Director will be decided by a plurality of the votes cast. Votes may be cast for or withheld from each nominee. We count both abstentions and broker “non-votes” as present for the purpose of determining the existence of a quorum for the transaction of business. However, for the purpose of determining the number of shares voting on a particular proposal, we do not count abstentions and broker “non-votes” as votes cast or shares voting. A broker “non-vote” refers to shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter.

Record Date and Voting Securities

Only shareholders of record at the close of business on February 27, 2009 are entitled to receive notice of and to vote at the meeting. We refer to this date as the “record date” for the meeting. As of the close of business on the record date, there were 39,655,606 shares of our common stock outstanding and entitled to vote. Each outstanding share of our common stock entitles the record holder to one vote.

Proxies

Our Board of Directors requests that you submit the proxy card accompanying this proxy statement for use at the meeting. Please complete, date, sign and submit the proxy card as instructed. In addition, you may vote your shares by telephone or via the Internet by following the instructions included on the proxy card. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern Time, on April 22, 2009.

Our Board recommends an affirmative vote on all proposals specified in the notice for the meeting. Proxies will be voted as specified. If your proxy is properly submitted, it will be voted in the manner that you direct. If you do not specify instructions with respect to any particular matter to be acted upon at the meeting, proxies will be voted in favor of the Board of Directors’ recommendations.

You may revoke your proxy at any time before your proxy is voted at the meeting by:

•	giving written notice of revocation of your proxy to the Secretary of Cognex;

•	completing and submitting a new proxy card relating to the same shares and bearing a later date;

•	properly casting a new vote through the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; or

•	attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven Directors. Our Board of Directors is divided into three classes, with one class being elected each year for a term of three years. We are proposing that Patrick A. Alias, Robert J. Shillman and Reuben Wasserman be elected to serve terms of three years and in each case until their successors are duly elected and qualified or until they sooner die, resign or are removed.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF PATRICK A. ALIAS, ROBERT J. SHILLMAN AND REUBEN WASSERMAN.

The persons named in the accompanying proxy will vote, unless authority is withheld, “FOR” the election of the nominees named above. Our Board of Directors anticipates that each of the nominees, if elected, will serve as a Director. If any nominee is unable to accept election, the persons named in the accompanying proxy will vote for such substitute as our Board of Directors may recommend. Should our Board not recommend a substitute for any nominee, then the proxy will be voted for the election of the remaining nominees. There are no family relationships between any Director and executive officer of Cognex or its subsidiaries.

Information Regarding Directors

Set forth below is certain information furnished to us by the Director nominees and by each of the incumbent Directors whose terms will continue after the meeting. Our Board of Directors has determined that all of the Director nominees and incumbent Directors listed below are “independent” as such term is defined in the applicable listing standards of The NASDAQ Stock Market LLC (Nasdaq), except for Dr. Shillman, who is our President and Chief Executive Officer, and Mr. Alias, who is a non-executive employee of Cognex. See “Certain Relationships and Related Transactions” for further information regarding the independence determination by the Board.

Jerald G. Fishman currently serves in the role of Lead Independent Director, which includes chairing the executive sessions of the independent Directors. Our independent Directors regularly meet in executive sessions outside the presence of management.

		Year First
		Elected a	Position With Cognex or Principal
Name	Age	Director	Occupation During the Past Five Years

Nominated for a term ending in 2012:
Patrick A. Alias	63	2001	Since April 2005, Senior Vice President of Cognex. From 1991 through April 2005, Executive Vice President of Cognex. Prior to joining Cognex, Mr. Alias spent over 20 years in various high technology management positions in Europe, Japan and the United States. He holds Master’s Degrees in Electronics, Mathematics, and Economics from IEP in Europe, and is a graduate of the Advanced Management Program of the Harvard Business School.
Robert J. Shillman	62	1981	Since 1981, Chief Executive Officer and Chairman of the Board of Directors of Cognex.

		Year First
		Elected a	Position With Cognex or Principal
Name	Age	Director	Occupation During the Past Five Years

Reuben Wasserman	79	1990	Since 1985, an independent business consultant serving high technology corporations and venture capital firms, and served on numerous boards. Prior to 1985, he was Vice President of Strategic Planning for Gould Electronics, Inc. Mr. Wasserman also serves as a member of the Board of Overseers of Lahey Clinic, and on the Advisory Board of the Threshold Program at Lesley University.
Serving a term ending in 2011:
Jerald G. Fishman	63	1998	Since 1971, held various management positions at Analog Devices, Inc., and has been since 1996, President and Chief Executive Officer of Analog Devices, Inc. Mr. Fishman also serves as a member of the Boards of Directors of Analog Devices, Inc. and Xilinx, Inc.
Theodor Krantz	66	2007	Since 1999, President of Airmar Technology Inc. From 1984 to 1999, he served as President, and later Chief Executive Officer, of Velcro Industries. Mr. Krantz also serves as a member of the Board of Directors of Hitchiner Manufacturing Company and Control Air, Inc. Mr. Krantz holds a B.A. from Princeton University, and an M.B.A. from Harvard Business School.
Serving a term ending in 2010:
Edward J. Smith	60	2007	Since 2001, President of Barnegat Bay Capital, a consulting and independent investment banking firm. From 1992 to 2001, Managing Director in the Technology Investment Banking Group at Prudential Securities. Prior to 1992, Mr. Smith spent 20 years as an investment banker, focusing primarily on technology companies. Mr. Smith also serves as a member of the Board of Directors and Chairman of the Audit Committee at ATS Corporation. In 2006 and 2007, he was a lecturer at Yale University where he taught a course called “The Corporate Board of Directors.” He holds a B.A. from Yale University, and an M.B.A. from Harvard Business School.
Anthony Sun	56	1982	Since 1980, a general partner, and since 1997, a managing general partner, of Venrock Associates, a venture capital partnership. Mr. Sun also serves as a member of the Board of Directors of several private companies.

The Board reconstituted the class of Directors standing for re-election at the meeting to include Dr. Shillman and Mr. Alias. Dr. Shillman previously indicated his desire to stand for re-election by the shareholders generally on an annual basis. To facilitate Dr. Shillman standing for re-election at the meeting, and given that we have a classified board of directors, Dr. Shillman resigned his seat with a one-year remaining term and Edward J. Smith resigned his seat with a term ending at the meeting. Immediately following such resignations, the Board elected Mr. Smith to fill Dr. Shillman’s vacant seat and Dr. Shillman to fill Mr. Smith’s vacant seat. Mr. Smith, who joined the Board in 2007, is now in the class of Directors with terms that expire at the 2010 Annual Meeting of Shareholders. In addition, the Board determined that Mr. Alias should be included in the class of Directors standing for re-election at the meeting, and accordingly, has nominated him for re-election.

Director Attendance

During 2008, there were eight meetings of our Board of Directors. All of the Directors, except for Mr. Sun, attended at least 75% of the aggregate of the total number of meetings of our Board of Directors held in 2008, and the total number of meetings held by committees of the Board on which they served during 2008. Our Directors are strongly encouraged to attend the annual meeting of shareholders or the special meeting in lieu of the annual meeting; however, we do not have a formal policy with respect to attendance at that meeting. All of our Directors, except for Mr. Sun, attended the Special Meeting in lieu of the 2008 Annual Meeting of Shareholders held on April 17, 2008.

Compensation of Directors

The following table sets forth the compensation earned by or awarded to each Director who served on our Board of Directors in 2008, other than Dr. Shillman. Details of Dr. Shillman’s compensation are set forth under the heading “Executive Compensation — Summary Compensation Table.”

Director Compensation Table — 2008

	Fees Earned
	or Paid in	Option	All Other		Total
Name	Cash	Awards (1)(2)(3)	Compensation		Compensation

Patrick A. Alias	$0	$72,575	$100,142	(4)	$172,717
Jerald G. Fishman	$35,500	$72,592	$0		$108,092
Theodor Krantz	$42,500	$98,829	$0		$141,329
Edward J. Smith	$38,000	$98,829	$0		$136,829
Anthony Sun	$18,000	$72,592	$0		$90,592
Reuben Wasserman	$35,500	$72,592	$0		$108,092

(1)	Represents the amount recognized by Cognex as an expense in 2008 for financial reporting purposes pursuant to FAS 123R with respect to options, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. Amounts include awards granted in and prior to 2008. The methodology and assumptions used to calculate the cost of each Director’s outstanding option grants for 2008 are described in Note 13, “Stock-Based Compensation” appearing on page 66 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. No stock option grants to the Directors listed above were forfeited in 2008 except for 8,000 shares granted to Mr. Fishman, which had an exercise price approximately equal to the market price of our common stock on the grant expiration date.

(2)	Each Director other than Dr. Shillman was granted two options in 2008, both of which were granted at an exercise price of $18.70 per share on February 19, 2008, have a ten-year term and vest in four equal annual installments. The first option for 7,500 shares of our common stock vests commencing on February 19, 2009, and the second option for 6,750 shares vests commencing on February 19, 2010. The grant date fair value of both options granted to each of these Directors is $103,315. The methodology and assumptions used to calculate these values are described in Note 13, “Stock-Based Compensation” appearing on page 66 of our

Annual Report on Form 10-K for the fiscal year ended December 31, 2008, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(3)	Each Director other than Dr. Shillman had the following unexercised options outstanding at December 31, 2008: Mr. Alias, options to purchase 96,683 shares; Mr. Fishman, options to purchase 60,250 shares; Mr. Krantz, options to purchase 34,250 shares; Mr. Smith, options to purchase 34,250 shares; Mr. Sun, options to purchase 64,250 shares; and Mr. Wasserman, options to purchase 64,250 shares.

(4)	Includes salary of $90,692 and a bonus under our annual bonus program of $9,450, both of which were earned by Mr. Alias during 2008 in his capacity as a non-executive employee of Cognex.

Cognex paid each Director (other than Dr. Shillman and Mr. Alias) an annual fee for his services on our Board of Directors and its committees, plus additional amounts for each meeting attended in person or via telephone. Each Director received cash compensation in the amount of $7,500 for 2008, plus an additional $4,500 for each meeting attended in person or $500 for each meeting attended via telephone. Each Director who served on the Compensation/Stock Option Committee of our Board of Directors in 2008 received an annual fee of $2,000, plus an additional $500 for each meeting attended on a day other than that of a Board meeting. Each Director who served on the Audit Committee of our Board of Directors in 2008 received an annual fee of $4,500. The Chairman of the Audit Committee received an additional fee of $3,000 for the year. Each Audit Committee member received an additional $500 for each telephonic meeting attended to discuss our financial results and related topics, and $1,500 for each meeting attended in person. And, each Director who served on the Nominating Committee received an annual fee of $500. All of the Directors (other than Dr. Shillman) also received an annual option grant.

In 2008, each Director (other than Dr. Shillman) was granted an option to purchase 7,500 shares of our common stock. This stock option, which represented the Directors’ annual option grant for 2008, vests in four equal annual installments commencing on February 19, 2009. Also in 2008, each Director (other than Dr. Shillman) was granted a second option to purchase 6,750 shares. This stock option, which represented the Directors’ annual option grant for 2009, vests in four equal annual installments commencing on February 19, 2010 (i.e., two years after the date of grant). The 2009 annual option grants were made to the Directors in 2008 with these extended vesting periods to utilize shares available for grant under our 1998 Stock Incentive Plan, which was due to expire in February 2008. The exercise price for both option grants was $18.70, which was the closing price of our common stock as reported by Nasdaq on the date of grant.

Dr. Shillman, who is our President and Chief Executive Officer, received no additional compensation to serve on our Board of Directors, and Mr. Alias, who is a non-executive employee of Cognex, received the annual option grants but no additional cash compensation to serve as a Director.

Certain Legal Proceedings

In May 2008, Mr. Fishman and Analog Devices, Inc. (Mr. Fishman is the President and Chief Executive Officer of Analog Devices) settled an inquiry by the Securities and Exchange Commission (SEC) into Analog Devices’ stock option granting practices by agreeing to the entry of an administrative cease and desist order without admitting or denying wrongdoing. Under the order, Mr. Fishman agreed to cease and desist from committing or causing any violations of Sections 17(a)(2) and (3) of the Securities Act of 1933, paid a civil money penalty of $1,000,000, and made a disgorgement payment of $450,000 plus interest with respect to certain stock options. Contemporaneous with the approval of the settlement, the SEC filed a complaint and consent to judgment against Mr. Fishman in the United States District Court for the District of Columbia.

Communications to Directors

Shareholders who wish to communicate with our Board of Directors or with a particular Director may send a letter to the Secretary of Cognex Corporation at One Vision Drive, Natick, Massachusetts 01760. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” The letter should clearly state whether the intended recipients are all members of our Board or certain specified individual Directors. The Secretary will make copies of all such letters and circulate them to the appropriate Director or Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

Compensation/Stock Option Committee

Our Board of Directors has a Compensation/Stock Option Committee whose current members are Jerald G. Fishman, Theodor Krantz, and Reuben Wasserman, Chairman. Mr. Fishman and Mr. Wasserman were members of the Compensation/Stock Option Committee for all of 2008, and Mr. Krantz was appointed to the Committee in July 2008. Each member of the Compensation/Stock Option Committee is “independent” as such term is defined in the applicable listing standards of Nasdaq. The Compensation/Stock Option Committee has a written charter, which is available on our website at www.cognex.com under “Company Information — Investor Information — Corporate Governance.”

In accordance with its written charter, the Compensation/Stock Option Committee:

•	discharges the Board’s responsibilities relating to compensation of Cognex’s executives, including the determination of the compensation of our Chief Executive Officer and other executive officers;

•	oversees our overall compensation structure, policies and programs;

•	administers our stock option and other equity-based plans;

•	reviews and makes recommendations to the Board regarding the compensation of our Directors; and

•	is responsible for producing the annual report included in this proxy statement.

Our Chief Executive Officer, other Cognex executives, and the Cognex Human Resources department support the Compensation/Stock Option Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding Cognex’s compensation programs. In addition, our Chief Executive Officer makes recommendations to the Compensation/Stock Option Committee on an annual basis regarding salary increases, potential bonuses, and stock option grants for each of our other executive officers. Our Chief Executive Officer also has been delegated the authority to approve stock option grants of less than 20,000 shares to non-executive employees of Cognex.

The Compensation/Stock Option Committee has sole authority under its charter to retain, approve fees for, determine the scope of the assignment of, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation/Stock Option Committee typically does not retain compensation consultants, but may utilize independent third-party benchmarking surveys acquired by Cognex.

The agenda for meetings of the Compensation/Stock Option Committee is determined by its Chairman in consultation with the other members of the Committee and management. Committee meetings are regularly attended by the Chief Executive Officer, except when his compensation is being discussed, and may also include other executives at the invitation of the Committee. At each meeting, the Compensation/Stock Option Committee also meets in executive session. The Compensation/Stock Option Committee met eight times in 2008.

The Chairman reports the actions and determinations of the Compensation/Stock Option Committee to the full Board on a regular basis. The full Board determines the compensation of our Directors, after considering any recommendations of the Compensation/Stock Option Committee.

The “Compensation Discussion and Analysis” section of this proxy statement provides further information regarding the processes and procedures of the Compensation/Stock Option Committee for establishing and overseeing our executive compensation programs.

Audit Committee

Our Board of Directors also has an Audit Committee whose members are Edward J. Smith, Reuben Wasserman and Theodor Krantz, Chairman. Each Director who served on the Audit Committee during 2008 is “independent” as such term is defined in the applicable listing standards of Nasdaq and rules of the SEC. The Board of Directors has also determined that Theodor Krantz qualifies as an “audit committee financial expert” under the rules of the SEC.

For 2008, among other functions, the Audit Committee reviewed with our independent registered public accounting firm the scope of the audit for the year, the results of the audit when completed and the independent registered public accounting firm’s fees for services performed. The Audit Committee also appointed the independent registered public accounting firm and reviewed with management various matters related to our internal controls. The Audit Committee has a written charter, which is available on our website at www.cognex.com under “Company Information — Investor Information — Corporate Governance.” During 2008, the Audit Committee held five meetings.

Nominating Committee

Our Board of Directors has a Nominating Committee whose members are Jerald G. Fishman, Reuben Wasserman and Edward J. Smith, Chairman. Each Director who served on the Nominating Committee during 2008 is “independent” as such term is defined in the applicable listing standards of Nasdaq. The Nominating Committee is responsible for identifying individuals qualified to serve as members of the Board and recommending to the Board nominees for election at each annual meeting of shareholders and when vacancies in the Board occur for any reason. The Nominating Committee has a written charter, which is available on our website at www.cognex.com under “Company Information — Investor Information — Corporate Governance.” During 2008, there was one meeting of the Nominating Committee.

When considering a potential candidate for membership on our Board of Directors, the Nominating Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to the Board and its committees. At a minimum, each nominee is expected to have high personal and professional integrity and demonstrated ability and judgment, and to be effective, with the other Directors, in collectively serving the long-term interests of our shareholders. In addition to the minimum qualifications set forth for each nominee above, when considering potential candidates for our Board of Directors, the Nominating Committee seeks to ensure that the Board of Directors is comprised of a majority of independent Directors and that the committees of the Board are comprised entirely of independent Directors. The Nominating Committee may also consider any other standards that it deems appropriate, including whether a potential candidate has direct experience in the industry or markets in which Cognex operates and whether such candidate, if elected, would assist in achieving a mix of Directors that represents a diversity of background and experience. In practice, the Nominating Committee generally will evaluate and consider all candidates recommended by our Directors, officers and shareholders. The Nominating Committee intends to consider shareholder recommendations for Directors using the same criteria as potential nominees recommended by the members of the Nominating Committee or others. The Nominating Committee did not receive any shareholder nominees for election as Director with respect to the meeting.

In February 2009, the Nominating Committee met and recommended the Director nominees for election at the meeting.

Shareholders who wish to submit Director candidates for consideration as nominees for election at our 2010 Annual Meeting of Shareholders should send such recommendations to the Secretary of Cognex Corporation at our executive offices on or before November 11, 2009. These recommendations must include:

•	the name and address of record of the shareholder;

•	a representation that the shareholder is a record holder of our common stock, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, or the Exchange Act;

•	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed Director candidate;

•	a description of the qualifications of the proposed Director candidate which addresses the minimum qualifications described above;

•	a description of all arrangements or understandings between the shareholder and the proposed Director candidate; and

•	the consent of the proposed Director candidate to be named in the proxy statement and to serve as a Director if elected at such meeting.

Shareholders must also submit any other information regarding the proposed Director candidate that is required to be included in a proxy statement filed pursuant to SEC rules. See also the information under the heading “Additional Information — Deadlines for Submission of Shareholder Proposals.”

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table shows as of February 27, 2009, any person who is known by us to be the beneficial owner of more than five percent of our common stock. For purposes of this proxy statement, beneficial ownership is defined in accordance with Rule 13d-3 under the Exchange Act. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, agreement, understanding, relationship or otherwise has or shares the power to vote such security or to dispose of such security.

	Amount and
	Nature of
	Beneficial		Percent
Name and Address of Beneficial Owner	Ownership		of Class(1)

Royce & Associates, LLC	4,985,690	(2)	12.6%
1414 Avenue of the Americas
New York, NY 10019
Robert J. Shillman	4,041,331	(3)	10.1%
Cognex Corporation One Vision Drive Natick, MA 01760
Morgan Stanley	2,765,236	(4)	7.0%
1585 Broadway New York, NY 10036
Barclays Global Investors	2,597,504	(5)	6.6%
400 Howard Street San Francisco, CA 94105
TimesSquare Capital Management, LLC	2,194,538	(6)	5.5%
1177 Avenue of the Americas New York, NY 10036
OppenheimerFunds, Inc.	2,062,436	(7)	5.2%
Two World Financial Center 225 Liberty Street New York, NY 10281

(1)	Percentages are calculated on the basis of 39,655,606 shares of our common stock outstanding as of February 27, 2009. The total number of shares outstanding used in this calculation also assumes that the currently exercisable options or options which become exercisable within 60 days of February 27, 2009 held by the specified person are exercised but does not include the number of shares of our common stock underlying options held by any other person.

(2)	Information regarding Royce & Associates, LLC is based solely upon a Schedule 13G filed by Royce & Associates with the SEC on January 23, 2009, which indicates that Royce & Associates held sole voting and dispositive power over 4,985,690 shares. Per the Schedule 13G, these shares were held in various accounts managed by Royce & Associates, with the interest of one account, Royce Premier Fund, amounting to 2,937,717 shares.

(3)	Except as noted below, Dr. Shillman held sole voting and dispositive power over the shares listed. Includes 499,725 shares which Dr. Shillman has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of February 27, 2009. Also includes 700 shares held by Dr. Shillman’s wife, and an aggregate of 7,000 shares held by Dr. Shillman’s children, which Dr. Shillman may be deemed to beneficially own, but as to which he disclaims beneficial ownership.

(4)	Information regarding Morgan Stanley is based solely upon a Schedule 13G filed by Morgan Stanley with the SEC on February 17, 2009, which indicates that Morgan Stanley held sole voting power over 2,736,545 shares, shared voting power over 316 shares, and sole dispositive power over 2,765,236 shares.

(5)	Information regarding Barclays Global Investors is based solely upon a Schedule 13G filed by Barclays with the SEC on February 5, 2009, which indicates that Barclays held sole voting power over 1,975,865 shares and sole dispositive power over 2,597,504 shares. Shares listed as beneficially owned by Barclays are owned by the following entities: Barclays Global Investors, NA., Barclays Global Fund Advisors, and Barclays Global Investors, Ltd.

(6)	Information regarding TimesSquare Capital Management, LLC is based solely upon a Schedule 13G filed by TimesSquare with the SEC on February 9, 2009, which indicates that TimesSquare held sole voting power over 1,987,338 shares and sole dispositive power over 2,194,538 shares. Per the Schedule 13G, these shares were owned by investment advisory clients of TimesSquare. In its role as investment adviser, TimesSquare has voting and dispositive power with respect to these shares.

(7)	Information regarding OppenheimerFunds, Inc. is based solely upon a Schedule 13G filed by OppenheimerFunds with the SEC on January 26, 2009, which indicates that OppenheimerFunds held shared voting and dispositive power over 2,062,436 shares.

Security Ownership of Directors and Executive Officers

The following information is furnished as of February 27, 2009, with respect to our common stock beneficially owned within the meaning of Rule 13d-3 of the Exchange Act by each of our Directors, each Director nominee, each of the “named executive officers” (as described below) and by all of our Directors and executive officers as a group. Unless otherwise indicated, the individuals named held sole voting and investment power over the shares listed below. The address for each individual is c/o Cognex Corporation, One Vision Drive, Natick, Massachusetts 01760.

	Amount and
	Nature of
	Beneficial		Percent
Name	Ownership(1)		of Class(2)

Robert J. Shillman	4,041,331	(3)	10.1%
Justin A. Testa	195,098		*
Richard A. Morin	180,722		*
Eric A. Ceyrolle	163,736		*
Anthony Sun	138,538		*
Patrick A. Alias	82,612		*
Reuben Wasserman	46,250		*
Jerald G. Fishman	42,250		*
Robert Willett	10,417		*
Edward J. Smith	8,875		*
Theodor Krantz	6,875		*
All Directors and Executive Officers as a group (11 persons)	4,916,704	(4)	12.0%

*	Less than 1%

(1)	Includes the following shares which the specified individual has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of February 27, 2009: Dr. Shillman, 499,725 shares; Mr. Testa, 194,875 shares; Mr. Morin, 177,735 shares; Mr. Ceyrolle, 163,236 shares; Mr. Sun, 46,250 shares; Mr. Alias, 78,683 shares; Mr. Wasserman, 46,250 shares; Mr. Fishman, 42,250 shares; Mr. Willett, 10,417 shares; Mr. Smith, 6,875 shares; and Mr. Krantz, 6,875 shares.

(2)	Percentages are calculated on the basis of 39,655,606 shares of our common stock outstanding as of February 27, 2009. The total number of shares outstanding used in this calculation also assumes that the currently exercisable options or options which become exercisable within 60 days of February 27, 2009 held by the specified person are exercised but does not include the number of shares of our common stock underlying options held by any other person.

(3)	See Footnote (3) under “Security Ownership of Certain Beneficial Owners.”

(4)	Includes 1,273,171 shares which certain Directors and executive officers have the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of February 27, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Cognex’s approach to compensation and performance management is to provide a competitive total compensation package with periodic reviews to encourage ongoing high-quality performance. We strive to hire, retain and promote talented individuals based on their achievements, to reward employees based on their overall contribution to the success of our company, and to motivate employees to continue increasing shareholder value. In addition to salary, total compensation may include overtime pay, commissions, stock options and potential bonuses depending on the employee’s job and level within the organization. Total compensation also includes benefits consistent with our “Work Hard, Play Hard” culture that recognize employee achievement and encourage new levels of success, such as President’s Awards, which are given annually to our top performers, and Perseverance Awards, which reward employee longevity, commitment, and loyalty.

The Compensation/Stock Option Committee of our Board of Directors oversees the compensation program for all Cognex employees. The compensation program for our named executive officers utilizes a combination of base salaries, annual bonuses and stock option awards. Our philosophy is to pay our named executive officers a base salary that is in the mid-range of benchmarks from the Radford Executive Compensation Report, which is an independent third-party survey of compensation practices by companies in the high-technology industry; to establish a potential annual bonus that is market competitive; and to grant stock options in a manner that aligns the interests of our named executive officers with those of our shareholders. The Compensation/Stock Option Committee uses its judgment and experience in determining the mix of compensation. The Compensation/Stock Option Committee views salary and bonuses as short-term compensation to reward our named executive officers for meeting individual and company performance objectives, and stock option awards as a reward for increasing shareholder value and improving corporate performance over the long-term. The Compensation/Stock Option Committee also believes that the stock option program promotes the retention of talented employees.

Determinations with respect to compensation for a fiscal year are generally made in conjunction with our Board of Directors’ approval of Cognex’s annual budget for that year, which typically takes place at the end of the prior fiscal year.

In its deliberations of compensation for our named executive officers, the Compensation/Stock Option Committee considers the following:

•	the levels of responsibility associated with each executive’s position;

•	the past performance of the individual executive;

•	the extent to which any individual, departmental or company-wide goals have been met;

•	the overall competitive environment and the level of compensation necessary to attract and retain talented and motivated individuals in key positions; and

•	the recommendations of our Chief Executive Officer with respect to the salary increases, potential bonuses and stock option grants for the executive officers other than himself.

The Compensation/Stock Option Committee also considers ways to maximize deductibility of executive compensation under U.S. tax laws, while retaining the discretion of the Compensation/Stock Option Committee as is appropriate to compensate executive officers at levels commensurate with their responsibilities and achievements.

Neither Cognex nor the Compensation/Stock Option Committee typically uses compensation consultants other than independent third-party benchmarking surveys of annual compensation paid by companies in the high-technology industry, such as the Radford Executive Compensation Report described above.

Base Salaries

In determining the base salaries paid to our named executive officers for the fiscal year ended December 31, 2008, the Compensation/Stock Option Committee considered, in particular, their levels of responsibility, salary increases awarded in the past, and the executive’s experience and potential. The base salary approved for each of our named executive officers for fiscal year 2008 was made based on the following criteria:

•	the Radford Executive Compensation Report’s benchmarking survey of annual compensation paid by companies in the high-technology industry that have between $250 million and $500 million of annual revenue, with our named executive officers’ salaries targeted to be at approximately the 50th percentile of their position;

•	the past performance of the individual employee; and

•	an average, company-wide merit increase approved by the Board of Directors in the fourth quarter of fiscal year 2007 in conjunction with its approval of our annual budget for fiscal year 2008. On average, the aggregate salary increase for all employees, including those given to the named executive officers, must be equal to or less than the company-wide merit increase approved in the budget.

Based on these criteria, our named executive officers received salary increases in the range of 0% to 32% as follows: Dr. Shillman, 0%; Mr. Morin, 4%; Mr. Ceyrolle, 0%; and Mr. Testa, 32%. The annual salary increase for each of our named executive officers, as well as the salary increase for all Cognex employees at director level and above, was individually approved by the Compensation/Stock Option Committee and took effect on June 30, 2008. Dr. Shillman did not receive an annual salary increase for 2008; he elected to forgo his base compensation of $350,000, and, as requested by him, we donated this amount to a public charity. Mr. Morin received an annual salary increase equal to the average, company-wide merit increase for 2008. Mr. Ceyrolle did not receive an annual salary increase for 2008 as he received an above average increase upon his promotion to Executive Vice President of Worldwide Sales and Marketing, MVSD, during 2006. Mr. Testa’s salary increase was the result of his promotion to Executive Vice President during 2008.

Mr. Willett joined our company in June 2008 as Executive Vice President and President, MVSD. At that time, we entered into an employment agreement with Mr. Willett that initially provides him with an annual base salary of $225,000. In determining Mr. Willett’s base salary, the Compensation/Stock Option Committee considered various criteria including the Radford Executive Compensation Report’s benchmarking survey referred to above, and Mr. Willett’s level of responsibility, experience and potential. Mr. Willett’s annual base salary was set below the 50th percentile of his position per the Radford Executive Compensation Report’s benchmarking survey, and he was granted a larger number of options with extended vesting periods. The Compensation/Stock Option Committee utilized this mix of compensation for Mr. Willett in order to provide him with greater incentive to increase shareholder value and improve corporate performance over the long-term.

Annual Bonuses

The Compensation/Stock Option Committee views annual bonuses as a way to reward employees for meeting performance objectives. All Cognex employees, including our named executive officers, are eligible to participate in the bonus program except for those employees on a sales commission plan. The Compensation/Stock Option Committee approves the annual bonus plan in conjunction with our Board of Directors’ approval of Cognex’s annual budget, which typically takes place at the end of the prior fiscal year. In order for any employee to be eligible for an annual bonus, Cognex must first achieve financial goals set forth in the annual budget related to our budgeted non-GAAP operating income as a percentage of revenue (we refer to this metric as “operating margin”). The Compensation/Stock Option Committee determined that operating margin was an appropriate metric because the Committee believes employee performance is integral in achieving desired levels of company profitability.

Non-GAAP operating income as used in the calculation of operating margin for purposes of our bonus program is calculated by adjusting our operating income as determined in accordance with generally accepted accounting principles (GAAP) for expense related to stock options and one-time discrete events, such as impairment charges.

The Compensation/Stock Option Committee establishes a minimum level of operating margin, which must be achieved for any cash bonus to be paid to an employee. Once the minimum threshold has been achieved, each employee’s eligible bonus is calculated as follows:

•	if the operating margin is above the minimum threshold but below the operating margin target in the annual budget, each employee is eligible to receive a pro-rata portion of his or her target bonus;

•	if the operating margin is equal to the operating margin target in the annual budget, each employee is eligible to receive 100% of his or her target bonus; and

•	if the operating margin is above the operating margin target in the annual budget, all exempt employees are eligible to receive an additional amount depending upon his or her grade level and up to a maximum level approved by the Compensation/Stock Option Committee.

The Compensation/Stock Option Committee approves the target bonus for each employee at director level and above, which includes our named executive officers, and the amount by which each individual can participate in any increase due to company performance in excess of the operating margin target. Once the operating margin criterion is met, the amount each employee at director level and above, which includes our named executive officers, receives depends upon the achievement of individual performance goals, which are established annually. For fiscal year 2008:

•	the target bonus for Robert J. Shillman, our Chief Executive Officer, was $210,000, with the opportunity to earn 0-300% of this amount based on the achievement of the specified performance goals;

•	the target bonus for Richard A. Morin, our Senior Vice President, Chief Financial Officer and Treasurer, was $130,000, with the opportunity to earn 0-200% of this amount based on the achievement of the specified performance goals;

•	the target bonus for Robert Willett, our Executive Vice President and President, MVSD, was $150,000, with the opportunity to earn 0-200% of this amount (subject to pro-ration based on the date he joined Cognex) based on the achievement of the specified performance goals;

•	the target bonus for Eric A. Ceyrolle, our Executive Vice President of Worldwide Sales and Marketing, MVSD, was $141,000, with the opportunity to earn 0-225% of this amount based on the achievement of the specified performance goals; and

•	the target bonus for Justin A. Testa, our Executive Vice President and Business Unit Manager, Vision Systems, was $75,000, with the opportunity to earn 0-200% of this amount based on the achievement of the specified performance goals.

For 2008, the minimum operating margin threshold was 16%, the operating margin target was consistent with our long-term financial model of 20% to 30% of revenue, and the actual operating margin achieved was 21%, which was below the operating margin target. As a result, each employee was eligible to receive up to 21% of the pro-rata portion of his or her bonus target (i.e. no employee had the opportunity to achieve more than 21% of his or her bonus target.) The annual bonuses for 2008 for our named executive officers are listed under the heading “Executive Compensation — Summary Compensation Table” and will be paid in March 2009. Dr. Shillman has elected to forgo his 2008 bonus, and, as requested by him, we will donate this amount to a public charity.

Stock Option Awards

Cognex’s stock option program is intended to reward the majority of our exempt employees, which includes our named executive officers, for their efforts in building shareholder value and improving corporate performance over the long term. The Compensation/Stock Option Committee views salary increases and bonuses as short-term compensation and stock option awards as long-term compensation. The Compensation/Stock Option Committee also believes that the stock option program promotes the retention of talented employees.

In determining the number of options to be granted to participating employees, including our named executive officers, the Compensation/Stock Option Committee first selects an appropriate dilution target. For each year for the past several years, the Compensation/Stock Option Committee has reduced the dilution target by 25 basis points per year. The Compensation/Stock Option Committee then determines a target number of options to be granted to current employees in the form of annual grants and a target number for employees hired or promoted during the year.

For the 2008 option grants, the Compensation/Stock Option Committee reduced the targeted dilution to 2.5%, which resulted in a target stock option pool of approximately 1,100,000 shares on a net basis. In addition, the Compensation/Stock Option Committee determined the targeted dilution for the 2009 annual option grants, which were granted in 2008 with extended vesting periods to utilize options available under our 1998 Stock Incentive Plan and were due to expire in February 2008. The dilution target for the 2009 option grants was reduced by 25 basis points from 2.5% for 2008 to 2.25%, which resulted in a target stock option pool of approximately 975,000 shares on a net basis. Employees who received 2009 annual option grants, including our named executive officers, are not eligible to participate in our annual option grants until fiscal year 2010.

Option grants to our named executive officers must be approved by the Compensation/Stock Option Committee on an individual basis. In determining the number of options granted to our named executive officers (other than Mr. Willett) in 2008, the Compensation/Stock Option Committee took into consideration options granted to each executive in previous years and the potential value which may be realized upon exercise of the options as a result of appreciation of our common stock during the option term. For instance, during 2006, Mr. Ceyrolle was granted a larger number of options with an extended vesting period in connection with his promotion during the year to Executive Vice President of Worldwide Sales and Marketing, MVSD. As a result, the Compensation/Stock Option Committee has determined that Mr. Ceyrolle is not eligible to participate in our annual option grants until fiscal year 2010. The options granted in 2008 to our named executive officers (other than Mr. Willett) are consistent with the vesting schedules and expiration dates of the majority of the options granted to employees during the year. Mr. Morin was granted additional options to purchase 12,240 shares in August 2008 to remedy a calculation error in prior grants.

In connection with Mr. Willett’s appointment as an executive officer of our company, the Compensation/Stock Option Committee granted Mr. Willett options to purchase a total of 350,000 shares of our common stock. These options consist of four grants as follows: (1) an option to purchase 200,000 shares which vests in four equal annual installments commencing on June 17, 2009; (2) an option to purchase 50,000 shares that vests in one installment on June 17, 2013; (3) an option to purchase 50,000 shares which vests in one installment on June 17, 2014; and (4) an option to purchase 50,000 shares that vests in equal monthly installments over the first 48 months of his employment. In determining the number of option shares and terms of the grants to Mr. Willett, the Compensation/Stock Option Committee considered various criteria including the Radford Executive Compensation Report’s benchmarking survey referred to above, and Mr. Willett’s level of responsibility, experience and potential. While Mr. Willett’s annual base salary was set below the 50th percentile of his position per the Radford Executive Compensation Report’s benchmarking survey, he was granted a larger number of options with extended vesting periods in connection with his joining our company in June 2008. The Compensation/Stock Option Committee utilized this mix of compensation for Mr. Willett in order to provide him with greater incentive to increase shareholder value and improve corporate performance over the long-term.

In determining the exercise price for all options granted in 2008, including options granted to our named executive officers, the Compensation/Stock Option Committee used the fair market value of our common stock on Nasdaq on the date of grant.

Our Board of Directors has adopted a policy regarding the granting of stock options on certain fixed dates. The annual grants are predetermined to occur each year on the fourth Monday in January of such year. The options for employees hired or promoted during a month are granted on the last Monday of that month. If any such Monday falls within a designated quiet period, then the grants will instead be made on the first Monday following the completion of the quiet period. If Nasdaq is closed on the appropriate Monday as described above, then the grants will instead be made on the next day that Nasdaq is open for trading. The Compensation/Stock Option Committee retains the discretion to grant options at such other times as it may otherwise deem appropriate.

The Compensation/Stock Option Committee believes that the primary purpose of stock option awards is to align employee interests with the interests of our shareholders, and to provide our employees, including our named executive officers, with incentives to increase shareholder value over time. Change of control transactions typically represent events where our shareholders are realizing the value of their equity interests in our company. We believe it is appropriate for our Directors and named executives officers to share in this realization of shareholder value.

As such, the stock options of our Directors (including Dr. Shillman) are subject to immediate vesting upon a “change of control.” Also, in June 2008, the Compensation/Stock Option Committee approved amendments to the stock option agreements of Mr. Morin to also provide for the immediate vesting of all unvested options held by him upon a “change of control.” Prior to these amendments, Mr. Morin’s option agreements provided for the acceleration of vesting of his unvested stock options if the following two conditions were met: (1) there is a change of control of Cognex; and (2) within 12 months following the change of control, his employment is involuntarily terminated. The Compensation/Stock Option Committee decided to provide for immediate vesting of Mr. Morin’s options upon a change of control because it is appropriate for him to share in the realization of shareholder value, particularly given his role with Cognex and the likelihood that his employment with Cognex would not be continued following a change of control transaction. Mr. Ceyrolle’s option agreements provide for the acceleration of vesting upon a change of control if his employment is involuntarily terminated within 12 months following such transaction.

And, in June 2008, the Compensation/Stock Option Committee approved the acceleration of vesting of the options granted to Mr. Willett upon joining our company if the following conditions are met:

•	for the grant of 200,000 options, which become exercisable commencing on June 17, 2009: (1) there is a “change of control” of Cognex within Mr. Willett’s first four years of employment; and either (2) Mr. Willett is not given the opportunity to remain in his role following the change of control, or (3) Mr. Willett remains in his role for 12 months following the change of control;

•	for the grant of 50,000 options, which become exercisable on June 17, 2013: (1) there is a “change of control” of Cognex within Mr. Willett’s fifth year of employment; and (2) Mr. Willett is not given the opportunity to remain in his role following the change of control; and

•	for the grant of 50,000 options, which become exercisable on June 17, 2014: (1) there is a “change of control” of Cognex within Mr. Willett’s sixth year of employment; and (2) Mr. Willett is not given the opportunity to remain in his role following the change of control.

The Compensation/Stock Option Committee decided to provide for the vesting of Mr. Willett’s options upon a change of control because it is appropriate for him to share in the realization of shareholder value, particularly if his employment or association with Cognex is terminated or his role is changed in connection with the change of control transacation.

We do not have a stock ownership policy for our named executive officers or members of our Board of Directors.

Benefits

Total compensation also includes benefits consistent with our “Work Hard, Play Hard” culture that recognize employee achievement and encourage new levels of success, such as President’s Awards and Perseverance Awards. Other benefits are available to all employees generally and include company-paid basic group term life insurance and basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, and tuition reimbursement.

REPORT OF THE COMPENSATION/STOCK OPTION COMMITTEE

The Compensation/Stock Option Committee administers the compensation program for Cognex’s executive officers. The Compensation/Stock Option Committee is composed of Directors who qualify as “independent” under the applicable listing standards of Nasdaq.

The Compensation/Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on that review and discussion, the Compensation/Stock Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report has been approved by all members of the Compensation/Stock Option Committee.

COMPENSATION/STOCK OPTION COMMITTEE

Reuben Wasserman, Chairman
Jerald G. Fishman
Theodor Krantz

EXECUTIVE COMPENSATION

Summary Compensation Table — 2008

The following table sets forth the total compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, and our other executive officers in fiscal years 2008, 2007 and 2006 (who we refer to collectively as the “named executive officers”).

					Non-Equity
					Incentive
				Option	Plan	All Other	Total
Name and Principal Position	Year	Salary(1)	Bonus(1)	Awards(2)	Compensation(1)	Compensation(3)	Compensation

Robert J. Shillman	2008	(4)	$0	$387,556	(4)	$10,507	$792,163	(4)
Chief Executive Officer	2007	(4)	$0	$409,807	(4)	$9,078	$821,385	(4)
	2006	(4)	$0	$460,226	(4)	$8,004	$948,430	(4)
Richard A. Morin	2008	$257,038	$0	$288,337	$27,300	$9,231	$581,906
Chief Financial Officer,	2007	$248,469	$25,000	$294,693	$26,250	$8,943	$603,355
Senior Vice President,	2006	$228,100	$0	$329,086	$62,000	$8,608	$627,794
and Treasurer
Robert Willett(5)	2008	$123,750	$0	$867,647	$17,089	$1,825	$1,010,311
Executive Vice President, and President, MVSD
Eric A. Ceyrolle	2008	$272,077	$0	$319,184	$0	$10,335	$601,596
Executive Vice President,	2007	$276,289	$0	$520,035	$35,250	$16,304	$847,878
Worldwide Sales &	2006	$245,459 (6)	$0	$419,306	$85,295	$12,295	$762,355
Marketing, MVSD
Justin A. Testa(7)	2008	$230,759 (8)	$0	$248,946	$15,757	$8,864	$504,326
Executive Vice President, and Business Unit Manager, Vision Systems

(1)	Salary and bonus amounts are presented in the year earned. The payment of such amounts may have occurred in other years.

(2)	Represents the amount recognized by Cognex as an expense in the specified year for financial reporting purposes pursuant to FAS 123R with respect to options, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions but including the benefit for actual forfeitures. Amounts include awards granted in the specified year as well as prior to that year. The methodology and assumptions used to calculate the cost of each named executive officer’s outstanding option grants for the specified year are described in Note 13, “Stock-Based Compensation” appearing on page 66 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. No stock option grants to a named executive officer were forfeited in 2008, 2007 or 2006.

(3)	Amounts listed in this column for 2008 that individually equal or exceed $10,000 include payments of $10,000 for travel, lodging and entertainment made by Cognex for Mr. Ceyrolle related to his 15-year Perseverance Award, which all employees and Directors are eligible to receive.

(4)	Dr. Shillman elected to forgo his base salary of $350,000 in 2008, 2007 and 2006, as well as his annual bonus of $44,100, $52,500 and $130,200 in 2008, 2007 and 2006, respectively, and, as requested by him, we donated these amounts to a public charity. Although these amounts were donated, they are included in the amount shown in the “Total Compensation” column.

(5)	Mr. Willett, our Executive Vice President and President, MVSD, joined Cognex on June 16, 2008.

(6)	A portion of Mr. Ceyrolle’s salary for 2006 of $245,459 was paid in Euros, which is attributable to his employment with Cognex in France, and the remainder was paid in U.S. Dollars (USD), which is attributable to his employment with Cognex in the United States upon his promotion to Executive Vice President of Worldwide Sales and Marketing, MVSD during 2006. Due to fluctuations in the conversion rate between Euros and USD, the amount in the “Salary” column reflects an average Euro/USD conversion rate of 1.2421 for the months of 2006 that Mr. Ceyrolle was in France rather than the USD equivalent at the time the salary was paid.

(7)	Mr. Testa became an executive officer of Cognex upon his promotion to Executive Vice President on April 17, 2008.

(8)	A portion of Mr. Testa’s salary for 2008 of $230,759 was attributable to his employment with Cognex prior to his promotion to Executive Vice President.

Grants of Plan-Based Awards Table — 2008

The following table sets forth information on non-equity incentive plans and option grants to our named executive officers in fiscal 2008.

	Estimated Possible Payouts Under				All Other		Exercise or
	Non-Equity Incentive Plan Awards(1)				Option Awards:		Base Price of	Grant Date
	Grant				Number of Securities		Option Awards	Fair Value of
Name	Date	Threshold	Target	Maximum	Underlying Options		(per Share)	Option Awards(2)

Robert J. Shillman	—	$0	$210,000	$630,000
	2/19/08				35,000	(3)	$18.70	$246,750
	2/19/08				31,500	(4)	$18.70	$235,384
Richard A. Morin	—	$0	$130,000	$260,000
	2/19/08				22,500	(3)	$18.70	$158,625
	2/19/08				20,250	(4)	$18.70	$151,319
	8/5/08				6,440	(3)	$18.87	$45,402
	8/5/08				5,800	(4)	$18.87	$43,341
Robert Willett	—	$0	$150,000	$300,000
	6/17/08				200,000	(5)	$27.13	$2,079,000
	6/17/08				50,000	(6)	$27.13	$571,500
	6/17/08				50,000	(7)	$27.13	$571,500
	6/17/08				50,000	(8)	$27.13	$519,750
Eric A. Ceyrolle	—	$0	$141,000	$317,250	0	(9)
Justin A. Testa	—	$0	$75,000	$150,000
	2/19/08				25,000	(3)	$18.70	$176,250
	2/19/08				22,500	(4)	$18.70	$168,131

(1)	These columns indicate the range of payouts targeted for 2008 performance under Cognex’s annual bonus program as described under the heading “Compensation Discussion and Analysis.” The actual payout with respect to 2008 for each named executive officer is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	The methodology and assumptions used to calculate the grant date fair value of the options granted to each named executive officer in 2008 is described in Note 13, “Stock-Based Compensation” appearing on page 66 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(3)	These options have a ten-year term and become exercisable in four equal annual installments commencing on February 19, 2009.

(4)	These options have a ten-year term and become exercisable in four equal annual installments commencing on February 19, 2010.

(5)	This option has a ten-year term and becomes exercisable in four equal annual installments commencing on June 17, 2009.

(6)	This option has a ten-year term and becomes exercisable in one installment on June 17, 2013.

(7)	This option has a ten-year term and becomes exercisable in one installment on June 17, 2014.

(8)	This option has a ten-year term and became exercisable in forty-eight monthly installments commencing on July 17, 2008.

(9)	In 2006, Mr. Ceyrolle was granted a larger number of options with an extended vesting period in connection with his promotion during the year to Executive Vice President of Worldwide Sales and Marketing, MVSD. Based on that fact, the Compensation/Stock Option Committee has determined that Mr. Ceyrolle is not eligible to participate in Cognex’s annual option grants until fiscal year 2010.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Compensation to our named executive officers consists primarily of salary, bonus and stock option awards. Total compensation also includes benefits consistent with our “Work Hard, Play Hard” culture that recognize employee achievement and encourage new levels of success, such as Perseverance Awards, which reward employee longevity, commitment, and loyalty. Cognex’s executive compensation policies, pursuant to which the compensation set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table was paid or awarded, are described under the heading “Compensation Discussion and Analysis.”

In particular, for 2008, our named executive officers (other than Mr. Willett) received salary increases in the range of 0% to 32% (this range may not be able to be recalculated based upon the salaries set forth in the Summary Compensation Table because salary changes, such as annual increases and promotion increases, take place during the fiscal year). The annual salary increase for each named executive officer, if any, was individually approved by the Compensation/Stock Option Committee and took effect on June 30, 2008. Dr. Shillman elected to forgo his base compensation of $350,000 for 2008, and, as requested by him, we donated this amount to a public charity. Mr. Willett, who joined our company in June 2008, has an initial annual base salary of $225,000.

Cognex provides each named executive officer with the opportunity to earn a cash bonus pursuant to a performance-based annual bonus program. The Compensation/Stock Option Committee approves the target bonus for each named executive officer. The named executive officer may earn his bonus based on the achievement of certain financial goals set forth in Cognex’s annual budget related to non-GAAP operating income as a percentage of revenue (we refer to this metric as “operating margin”), and on the achievement of individual performance goals, which are also established annually. For 2008, the target bonus for Dr. Shillman was $210,000, with the opportunity to earn 0-300% of this amount; the target bonus for Mr. Morin was $130,000, with the opportunity to earn 0-200% of this amount; the target bonus for Mr. Willett was $150,000, with the opportunity to earn 0-200% of this amount, subject to pro-ration based on the date he joined Cognex; the target bonus for Mr. Ceyrolle was $141,000, with the opportunity to earn 0-225% of this amount; and the target bonus for Mr. Testa was $75,000, with the opportunity to earn 0-200% of this amount.

During 2008, Cognex’s actual operating margin achieved was 21%, which was above the 16% minimum threshold established by the Compensation/Stock Option Committee, but below the operating margin target. As a result, each employee, including our named executive officers, was eligible to receive up to 21% of the pro-rata portion of his or her target bonus (i.e. no employee had the opportunity to achieve more than 21% of his or her target bonus). The bonuses to be paid to our named executive officers for 2008 are set forth above in the Summary Compensation Table. Dr. Shillman elected to forgo his annual bonus of $44,100 for 2008, and, as requested by him, we will donate this amount to a public charity.

During 2008, the Compensation/Stock Option Committee made both the 2008 and 2009 annual stock option grants to eligible Cognex employees to utilize options available under our 1998 Stock Incentive Plan, which was due to expire in February 2008. A total of approximately 2,400,000 options were granted to Cognex employees in fiscal year 2008. Of this total, approximately 1,500,000 were 2008 option grants, and approximately 900,000 were 2009 annual option grants with extended vesting periods. The stock options granted in 2008 to our named executive officers are consistent with the vesting schedules and expiration dates of the majority of the options granted to employees during the year, except that Mr. Willett was granted a larger number of options with extended vesting periods in connection with his joining our company in June 2008. Mr. Morin was granted additional options in August 2008 to remedy a calculation error in prior grants. Mr. Ceyrolle did not receive any option awards in 2008, as the Compensation/Stock Option Committee has determined that, due to the larger number of options granted to Mr. Ceyrolle during 2006 in connection with his promotion to Executive Vice President of Worldwide Sales and Marketing, MVSD, Mr. Ceyrolle is not eligible to participate in Cognex’s annual option grants until fiscal year 2010.

In general, our named executive officers are only entitled to the same benefits that are otherwise available to all employees. Benefits which are available to all employees generally include company-paid basic group term life insurance and basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, and tuition reimbursement. We also provide President’s Awards, which are given annually to our top performers, and Perseverance Awards, which reward employee longevity, commitment and loyalty. Mr. Ceyrolle received a Perseverance Award in 2008 for 15 years of service at Cognex.

Table of Outstanding Equity Awards at Fiscal Year-End — 2008

The following table sets forth the number of options to purchase shares of our common stock held by the named executive officers at December 31, 2008.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options	Options	Exercise	Expiration
Name	(Exercisable)	(Unexercisable)	Price	Date	Footnote

Robert J. Shillman	62,400	0	$28.95	4/27/09	(1)
	2,250	0	$22.69	3/13/11	(2)
	39,200	0	$24.66	6/25/11	(3)
	41,250	0	$21.20	4/2/13	(4)
	115,000	0	$31.94	2/25/14	(5)
	5,000	0	$29.35	7/22/14	(6)
	35,000	0	$30.81	12/14/14	(7)
	37,500	12,500	$25.02	1/10/15	(8)
	60,000	0	$18.13	12/21/15	(9)
	23,750	23,750	$29.38	1/30/16	(10)
	24,000	0	$21.74	2/11/12	(11)
	10,625	31,875	$21.66	1/29/17	(12)
	0	35,000	$18.70	2/19/18	(13)
	0	31,500	$18.70	2/19/18	(14)
Richard A. Morin	18,250	0	$21.20	4/2/13	(4)
	24,375	8,125	$25.02	1/10/15	(8)
	17,000	0	$30.81	12/14/14	(9)
	17,500	17,500	$29.38	1/30/16	(10)
	4,000	0	$21.74	2/11/12	(11)
	7,875	23,625	$21.66	1/29/17	(12)
	0	22,500	$18.70	2/19/18	(13)
	0	6,440	$18.87	8/5/18	(13)
	0	20,250	$18.70	2/19/18	(14)
	0	5,800	$18.87	8/5/18	(14)
	80,000	0	$26.19	2/23/09	(15)
	11,250	0	$24.04	1/21/12	(16)
	13,000	0	$18.13	12/21/15	(17)
	32,500	0	$31.94	2/25/14	(18)
Robert Willett	0	200,000	$27.13	6/17/18	(19)
	0	50,000	$27.13	6/17/18	(20)
	0	50,000	$27.13	6/17/18	(21)
	6,250	43,750	$27.13	6/17/18	(22)
Eric A. Ceyrolle	1,071	0	$22.69	3/13/11	(2)
	20,000	0	$21.74	2/11/12	(11)
	19,000	0	$28.95	4/27/14	(23)
	17,000	0	$30.81	12/14/14	(24)
	28,665	57,335	$24.60	8/21/16	(25)
	22,500	0	$21.20	2/4/18	(26)
	32,500	0	$28.67	1/5/19	(27)
	0	22,500	$25.02	1/10/20	(28)
	0	22,500	$29.38	1/30/21	(29)
Justin A. Testa	30,000	0	$21.20	2/4/13	(4)
	22,500	7,500	$25.02	1/10/15	(8)
	13,750	13,750	$29.38	1/30/16	(10)
	9,500	0	$21.74	2/11/12	(11)
	6,250	18,750	$21.66	1/29/17	(12)
	0	25,000	$18.70	2/19/18	(13)
	0	22,500	$18.70	2/19/18	(14)
	22,500	0	$28.67	1/5/14	(18)
	41,000	0	$30.81	12/14/09	(30)
	22,500	0	$18.13	12/21/10	(31)

(1)	This option became exercisable in three equal annual installments commencing on April 27, 2002.

(2)	This option became exercisable in one installment on April 1, 2002.

(3)	This option became exercisable in one installment on January 1, 2002.

(4)	This option became exercisable in four equal annual installments commencing on January 1, 2004.

(5)	Options to purchase 50,000 shares became exercisable in four equal annual installments commencing on January 1, 2005, and options to purchase 65,000 shares became exercisable in one installment on January 1, 2005.

(6)	This option became exercisable in one installment on July 22, 2005.

(7)	This option became exercisable in one installment on April 27, 2004.

(8)	This option became exercisable in four equal annual installments commencing on January 1, 2006.

(9)	This option became exercisable in one installment on April 27, 2005.

(10)	This option became exercisable in four equal annual installments commencing on January 1, 2007.

(11)	This option became exercisable in four annual installments as follows: 40% on January 1, 2003, and 20% on each January 1st for the subsequent three years.

(12)	This option became exercisable in four equal annual installments commencing on January 29, 2008.

(13)	This option becomes exercisable in four equal annual installments commencing on February 19, 2009.

(14)	This option becomes exercisable in four equal annual installments commencing on February 19, 2010.

(15)	This option became exercisable in five annual installments as follows: 10% on February 23, 2000, 15% on February 23, 2001, and 25% on each February 23rd for the subsequent three years.

(16)	This option became exercisable in four equal annual installments commencing on January 21, 2003.

(17)	This option became exercisable in two annual installments. The first installment for 4,000 shares became exercisable on April 27, 2005, and the second installment for 13,000 shares became exercisable on April 27, 2006.

(18)	This option became exercisable in four equal annual installments commencing on January 1, 2005.

(19)	This option becomes exercisable in four equal annual installments commencing on June 17, 2009.

(20)	This option becomes exercisable in one installment on June 17, 2013.

(21)	This option becomes exercisable in one installment on June 17, 2014.

(22)	This option became exercisable in forty-eight monthly installments commencing on July 17, 2008.

(23)	This option became exercisable in three annual installments. The first and second installments, each for 1,000 shares, became exercisable on April 27, 2003 and April 27, 2004, respectively, and the third installment for 17,000 shares became exercisable on April 27, 2005.

(24)	This option became exercisable in one installment on April 27, 2006.

(25)	This option became exercisable in six equal annual installments commencing on August 21, 2007.

(26)	This option became exercisable in one installment on January 1, 2007.

(27)	Options to purchase 22,500 shares became exercisable in one installment on January 1, 2008, and options to purchase 10,000 shares became exercisable in one installment on January 5, 2008.

(28)	This option becomes exercisable in one installment on January 1, 2009.

(29)	This option becomes exercisable in one installment on January 1, 2010.

(30)	This option became exercisable in four annual installments. The first two installments for 6,500 shares became exercisable on April 27, 2002 and April 27, 2003, respectively, the third installment for 18,500 shares became exercisable on April 27, 2004, and the fourth installment for 22,500 became exercisable on April 27, 2005.

(31)	This option became exercisable in five annual installments as follows: 11% on April 27, 2002 and on each April 27th for the subsequent three years, and 56% on April 27, 2006.

Option Exercises and Stock Vested Table — 2008

The following table sets forth the amounts realized in fiscal 2008 by the named executive officers as a result of option exercises.

	Option Awards
	Number of
	Shares Acquired	Value Realized
Name	on Exercise	on Exercise(1)

Robert J. Shillman	0	$0
Richard A. Morin	0	$0
Robert Willett	0	$0
Eric A. Ceyrolle	5,000	$49,375
Justin A. Testa	25,500	$307,651

(1)	The value realized on exercise represents the difference between the exercise price of the stock options and the trading price of our common stock on Nasdaq upon the sale of the stock, multiplied by the number of shares underlying the option exercised.

Nonqualified Deferred Compensation Table — 2008

Cognex’s Supplemental Retirement and Deferred Compensation Plan, effective as of April 1, 1995, was an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees. This plan was terminated in 2008. Dr. Shillman is the only named executive officer who participated in this plan, and the aggregate amount of his account was paid to him in a single lump sum by December 31, 2008. The following table sets forth certain information regarding the plan for 2008.

	Executive	Registrant	Aggregate	Aggregate		Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/		Balance at Last
Name	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions		Fiscal Year End

Robert J. Shillman	$0	$0	$(417,998)	$417,545	(1)	$0
Richard A. Morin	—	—	—	—		—
Robert Willett	—	—	—	—		—
Eric A. Ceyrolle	—	—	—	—		—
Justin A. Testa	—	—	—	—		—

(1)	Included employee contributions that had been reflected in Summary Compensation Tables for fiscal years 2001 and prior and related earnings, as applicable. No further employee contributions were allowed under the plan during 2008. Cognex did not make any contributions to the plan.

Each participant in the plan directed how his account should be deemed invested among such categories of deemed investments as were made available by Cognex, and was able to change his investment selections at any time. During 2008, Dr. Shillman’s deferred compensation was invested in two mutual funds: The American Century Ultra Fund and the Fidelity Advisor Growth Opportunities Fund. Aggregate earnings in 2008 are the result of realized and unrealized gain or losses of assets in both funds. For 2008, Dr. Shillman’s balance in the American Century Ultra Fund decreased by approximately 44%, and his balance in the Fidelity Advisor Growth Opportunities Fund decreased by approximately 56%.

Employment Agreement with Robert Willett

We entered into an employment agreement with Mr. Willett in June 2008 when he joined our company as Executive Vice President and President, MVSD, The employment agreement provides Mr. Willett with an initial annual base salary of $225,000 and a bonus target of $150,000 (with a maximum bonus potential of $300,000), subject to pro-ration based on the date he joined Cognex, as well as reimbursement by Cognex of certain relocation and legal expenses. Under the employment agreement, Mr. Willett also is entitled to receive all of Cognex’s standard employee benefits. In connection with his appointment as an executive officer, the Compensation/Stock Option Committee of the Board of Directors granted Mr. Willett options to purchase 350,000 shares of our common stock. Under the terms of the employment agreement, the option grants with respect to 300,000 of these shares are subject to accelerated vesting under certain circumstances following a change of control of Cognex as described in more detail below under the heading “Potential Payments Upon Termination or Change of Control.”

Potential Payments Upon Termination or Change of Control

All stock option agreements covering unvested options held by our Directors, including Dr. Shillman, and Mr. Morin provide for such options to vest immediately upon a “change of control” of Cognex, which is defined as a corporate transaction in which the holders of Cognex common stock before the transaction control less than 51% of the stock of Cognex or any successor corporation after the transaction.

All stock option agreements covering unvested options held by Mr. Ceyrolle provide for any unvested options held by him to become fully vested if the following two conditions are met: (1) there is a “change of control” of Cognex (as defined above); and (2) within 12 months following the change of control, his employment is involuntarily terminated by the surviving entity.

The employment agreement between Cognex and Mr. Willett provides for the options that were granted to Mr. Willett upon his hire in June 2008 to become fully vested if the following conditions are met:

•	for the grant of 200,000 options, which become exercisable commencing on June 17, 2009: (1) there is a “change of control” of Cognex within Mr. Willett’s first four years of employment; and either (2) Mr. Willett is not given the opportunity to remain in his role following the change of control, or (3) Mr. Willett remains in his role for 12 months following the change of control;

•	for the grant of 50,000 options, which become exercisable on June 17, 2013: (1) there is a “change of control” of Cognex within Mr. Willett’s fifth year of employment; and (2) Mr. Willett is not given the opportunity to remain in his role following the change of control; and

•	for the grant of 50,000 options, which become exercisable on June 17, 2014: (1) there is a “change of control” of Cognex within Mr. Willett’s sixth year of employment; and (2) Mr. Willett is not given the opportunity to remain in his role following the change of control.

For purposes of Mr. Willett’s agreement, a “change of control” means that control of Cognex has been moved from a board of directors selected by public shareholders to individuals who are appointed by a new owner of Cognex, other than a change in the Board pursuant to a purchase of Cognex by a financial buyer.

The following table indicates the amount of unvested shares held by each individual that would have become fully exercisable assuming that with respect to Dr. Shillman and Mr. Morin, a change in control of Cognex occurred at December 31, 2008, and with respect to Messrs. Ceyrolle and Willett, the termination of his employment occurred in the circumstances described above at December 31, 2008 following a change in control. These amounts are estimates only and do not necessarily reflect the actual number of shares that would accelerate or their value, which would only be known at the time that the individual becomes entitled to the accelerated vesting of his options.

	Number of	Value of
	Option Shares	Option Shares
	That Would Have	That Would Have
Name	Accelerated Vesting	Accelerated Vesting(1)

Robert J. Shillman	134,625	$0
Richard A. Morin	104,240	$0
Robert Willett	200,000	$0
Eric A. Ceyrolle	102,335	$0

(1)	Any amount shown in this column would have been based on the positive difference, if any, between the closing price of our common stock on Nasdaq on December 31, 2008, or $14.80, and the exercise prices for such options. The per share exercise prices of all unvested options held by these individuals were greater than $14.80, and therefore no payments are shown for the accelerated vesting of those options.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Cognex’s audited financial statements for the fiscal year ended December 31, 2008. The Audit Committee acts pursuant to a written charter. Each of the members of the Audit Committee qualifies as an “independent” Director under the applicable listing standards of Nasdaq and rules of the SEC.

The Audit Committee has reviewed and discussed Cognex’s audited financial statements with management. The Audit Committee has discussed with Grant Thornton LLP, Cognex’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which provides that certain matters related to the conduct of the audit of Cognex’s financial statements are to be communicated to the Audit Committee. The Audit Committee has also received the written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton the independent registered public accounting firm’s independence from Cognex.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Cognex’s audited financial statements be included in Cognex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The foregoing report has been approved by all members of the Audit Committee.

AUDIT COMMITTEE

Theodor Krantz, Chairman
Edward J. Smith
Reuben Wasserman

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP as Cognex’s independent registered public accounting firm to examine the consolidated financial statements of Cognex and its subsidiaries for the fiscal year ended December 31, 2009. Grant Thornton served as Cognex’s independent registered public accounting firm for fiscal years 2008 and 2007. A representative of Grant Thornton is expected to be present at our Special Meeting in lieu of the 2009 Annual Meeting of Shareholders, and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

On September 5, 2007, Ernst & Young LLP was dismissed and, on September 7, 2007, Grant Thornton was appointed as our independent registered public accounting firm. The decision to change auditors was unanimously approved by the Audit Committee. The reports of Ernst & Young on our financial statements for the year ended December 31, 2006 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 31, 2006, and the subsequent interim period through September 5, 2007, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the subject matter of the disagreements in connection with its reports. None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred during the fiscal year ended December 31, 2006, or the subsequent interim period through September 5, 2007.

During the fiscal year ended December 31, 2006, and the subsequent interim period through September 5, 2007, Cognex did not consult with Grant Thornton regarding either:

•	the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Cognex’s financial statements, and neither a written report was provided to Cognex nor oral advice provided that Grant Thornton concluded was an important factor considered by Cognex in reaching a decision as to any accounting, auditing or financial reporting issue; or

•	any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a reportable event, as that term is described in Item 304(a)(1)(v) of Regulation S-K.

Representatives of Ernst & Young are not expected to be present at the meeting.

Fees Paid to Independent Registered Public Accounting Firm

The aggregate fees charged or expected to be charged by Grant Thornton for services rendered in auditing our annual financial statements for the fiscal year ended December 31, 2008 and reviewing our financial statements included in our quarterly reports on Form 10-Q for the fiscal year, as well as the fees charged or expected to be charged by Grant Thornton for other professional services rendered during 2008 are as follows:

Fees for fiscal 2008:

Audit Fees	$1,009,663
Audit-Related Fees (includes consultation on accounting matters)	$34,870
Tax Fees:
Tax Compliance, Planning and Preparation	$0
Tax Consulting, Advisory and Other Services	$0

Total Tax Fees	$0
All Other Fees	$0

The aggregate fees charged by Grant Thornton for services rendered in auditing our annual financial statements for the fiscal year ended December 31, 2007 and reviewing our financial statements included in our quarterly report on Form 10-Q for the third quarter of 2007, as well as the fees charged by Grant Thornton for other professional services rendered during 2007 are as follows:

Fees for fiscal 2007 (for services rendered September 7, 2007 through December 31, 2007):

Audit Fees	$1,031,449
Audit-Related Fees	$0
Tax Fees:
Tax Compliance, Planning and Preparation	$0
Tax Consulting, Advisory and Other Services	$0

Total Tax Fees	$0
All Other Fees	$0

The aggregate fees charged by Ernst & Young for services rendered in reviewing the financial statements included in our quarterly reports on Form 10-Q for the first and second quarters of 2007, as well as the fees charged by Ernst & Young for other professional services rendered during 2007 through September 5, 2007 are as follows:

Fees for fiscal 2007 (for services rendered January 1, 2007 though September 5, 2007):

Audit Fees	$89,104
Audit-Related Fees (includes consultations on accounting matters)	$100,000
Tax Fees:
Tax Compliance, Planning and Preparation	$19,600
Tax Consulting, Advisory and Other Services	$12,800

Total Tax Fees	$32,400
All Other Fees	$0

Pre-approval Policies

The Audit Committee pre-approves all auditing services and the terms of such services and non-audit services provided by Cognex’s independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent registered public accounting firm. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

The pre-approval requirement is waived with respect to the provision of non-audit services for Cognex if:

•	the aggregate amount of all such non-audit services provided to us constitutes not more than 5% of the total amount of revenues paid by us to the independent registered public accounting firm during the fiscal year in which such non-audit services were provided;

•	those services were not recognized at the time of the engagement to be non-audit services; and

•	those services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee.

All of the audit-related, tax and all other services provided to Cognex by our independent registered public accounting firm for fiscal years 2008 and 2007 were approved by the Audit Committee by means of either specific approval or pursuant to the procedures contained in the pre-approval policy. There were no non-audit services provided to Cognex by our independent registered public accounting firm for fiscal years 2008 and 2007 that required review by the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Directors who served on the Compensation/Stock Option Committee at any time during 2008 were Mr. Fishman, Mr. Krantz and Mr. Wasserman. No member has served as an officer or employee of Cognex or any of its subsidiaries, nor had any business relationship or affiliation with Cognex or any of its subsidiaries other than his service as a Director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In June 2000, Cognex became a limited partner in Venrock Associates III, L.P., a venture capital fund. Cognex has committed to a total investment in the limited partnership of up to $20,500,000, with an expiration date of December 31, 2010. We do not have the right to withdraw from the partnership prior to December 31, 2010. As of December 31, 2008, we had contributed $19,488,000 to the partnership. Mr. Sun, a member of our Board of Directors, is a managing general partner of Venrock Associates. In the Board’s opinion, Cognex’s relationship with Venrock Associates will not interfere with Mr. Sun’s exercise of independent judgment in carrying out his responsibilities as a Director of Cognex.

In accordance with its charter, the Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and Directors and persons owning more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the SEC. Officers, Directors and greater than 10% holders of our common stock are required by SEC regulations to furnish us with copies of all forms they file with the SEC under Section 16(a).

Based solely on copies of such forms furnished to us as provided above, we believe that during fiscal 2008, all Section 16(a) filing requirements applicable to our officers, Directors and owners of greater than 10% of our common stock were complied with, except Mr. Sun failed to timely file two Form 4’s, each reporting one transaction, and there was a minor error on the Form 3 filed by Mr. Testa when he became an executive officer of Cognex.

ADDITIONAL INFORMATION

Deadlines for Submission of Shareholder Proposals

Under regulations adopted by the SEC, any proposal submitted for inclusion in our proxy statement relating to our 2010 Annual Meeting of Shareholders must be received at our principal executive offices in Natick, Massachusetts on or before November 11, 2009. Our receipt of any such proposal from a qualified shareholder in a timely manner will not ensure its inclusion in the proxy material because there are other requirements in the proxy rules for such inclusion.

In addition to the SEC’s requirements regarding shareholder proposals, our by-laws contain provisions regarding matters to be brought before shareholder meetings. If shareholder proposals, including proposals regarding the election of Directors, are to be considered at the 2010 Annual Meeting of Shareholders, notice of them whether or not they are included in our proxy statement and form of proxy, must be given by personal delivery or by U.S. mail, postage prepaid, to the Secretary of Cognex Corporation on or before February 12, 2010. The notice must set forth:

•	information concerning the shareholder, including his or her name and address;

•	a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the matter specified in the notice; and

•	such other information as would be required to be included in a proxy statement soliciting proxies for the presentation of such matter to the meeting.

Shareholder proposals with respect to the election of Directors must also contain other information set forth in our by-laws. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals subject to the SEC’s rules governing the exercise of this authority. We suggest that any shareholder proposal be submitted by certified mail, return receipt requested.

Other Matters

Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

Expenses and Solicitation

The cost of this solicitation will be borne by Cognex. It is expected that the solicitation will be made primarily by mail, but regular employees or representatives of Cognex (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, telegraph and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals at our expense.

Form 10-K Report

We will provide shareholders with a copy of our annual report on Form 10-K, including the financial statements and schedules to such report, required to be filed with the SEC for our most recent fiscal year, without charge, upon receipt of a written request from such person. Such request should be sent to Department of Investor Relations, Cognex Corporation, One Vision Drive, Natick, Massachusetts 01760.

By Order of the Board of Directors

Anthony J. Medaglia, Jr., Secretary

Natick, Massachusetts
March 11, 2009

c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509

Vote by Telephone

Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a Touch-Tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone
Call Toll-Free using a
Touch-Tone phone:
1-888-693-8683

Vote by Internet
Access the Website
and cast your vote:
www.cesvote.com

Vote by Mail
Return your proxy
in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week.
Your telephone or Internet vote must be received by 11:59 p.m. Eastern Daylight Time on April 22, 2009 in order to be counted in the final tabulation.

è

ê  Please fold and detach card at perforation before mailing.  ê

This proxy is solicited on behalf of the Board of Directors for the Special Meeting in lieu of the 2009 Annual Meeting of Shareholders to be held on April 23, 2009
The undersigned hereby appoints Robert J. Shillman and Anthony J. Medaglia, Jr., and each of them, with full power of substitution, proxies to represent the undersigned at the Special Meeting in lieu of the 2009 Annual Meeting of Shareholders of COGNEX CORPORATION to be held on April 23, 2009, at 10:00 a.m. local time, at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts, and at any adjournment or postponement thereof, to vote in the name and place of the undersigned, with all powers which the undersigned would possess if personally present, all of the shares of common stock, par value of $0.002 per share, of COGNEX CORPORATION held of record by the undersigned as of the close of business on February 27, 2009, upon such business as may properly come before the meeting or any adjournment or postponement thereof.

Date:	, 2009

Signature

Signature

Please sign exactly as your names(s) appear(s) on the Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED
WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON

YOUR VOTE IS IMPORTANT!
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 23, 2009: The Notice and Proxy Statement and Annual Report are available at www.ViewMaterial.com/CGNX.
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to National City Bank, PO Box 535300, Pittsburgh, PA 15253, so your shares are represented at the Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.
ê Please fold and detach card at perforation before mailing. ê

COGNEX CORPORATION	PROXY
THE BOARD RECOMMENDS AN AFFIRMATIVE VOTE ON ALL PROPOSALS SPECIFIED. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS SET FORTH IN THE PROXY STATEMENT, AND IN ACCORDANCE WITH THE PROXIES’ DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

1.	Election of three directors for terms of three years as described in the proxy statement for the meeting:

	Nominees:	(1)	Patrick A. Alias	(2) Robert J. Shillman	(3) Reuben Wasserman

		☐	FOR all nominees

		☐	WITHHELD from all nominees

		☐	WITHHELD as to the nominee noted:

2.	In their discretion, the proxies are authorized to consider and act upon any other business which may properly come before the meeting or any adjournment or postponement thereof.

☐ Mark this box if you plan to attend the meeting.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)